Exhibit 10.7

Marchex, Inc.

EXECUTIVE EMPLOYMENT AGREEMENT

AGREEMENT (the “Agreement”), made effective as of the 17th day of January, 2003 by and between Marchex, Inc. a Delaware corporation (the “Company”), and Russell C. Horowitz, a resident of Seattle, Washington (the “Executive”).

WHEREAS, the Company desires to engage the services of the Executive and the Executive desires to be employed by the Company;

WHEREAS, the Company and the Executive wish to enter into an Agreement effective as of the date hereof and intend that this Agreement shall supersede all prior agreements between the Company and Executive;

WHEREAS, the Company desires to be assured that the unique and expert services of the Executive will be substantially available to the Company, and that the Executive is willing and able to render such services on the terms and conditions hereinafter set forth; and

WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company.

NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

Section 1. Employment. The Company hereby employs the Executive as its CEO, and the Executive hereby accepts such employment under and subject to the terms and conditions hereinafter set forth.

Section 2. At-Will Relationship. The term of employment under this Agreement shall begin on the date hereof (the “Effective Date”) and shall continue until either the Executive or the Company elects to terminate the employment relationship. Both parties agree and understand this employment relationship is “at-will” and that it may be terminated by either party at any time, with or without cause.

Section 3. Termination of Employment. The Executive shall not be entitled to any compensation, severance or other benefits from the Company upon the termination of this Agreement for any reason whatsoever by either party.

Section 4. Duties. The Executive shall serve as CEO, and he shall have such additional duties as the Company’s Board of Directors (the “Board”) may assign to him from time to time. The Executive hereby agrees to devote his full business time and best efforts to the faithful performance of such duties and to the promotion and development of the business and affairs of the Company while employed by the Company.

Section 5. Salary Compensation. In consideration of the services rendered by the Executive under this Agreement, the Company shall pay the Executive a salary (the “Salary”) at the rate of $50,000 per calendar year. The Salary shall be paid in such installments and at such times as the Company pays its regularly salaried employees. The Salary will be subject to annual adjustment by the Board of Directors (the “Board”), in their sole discretion, based upon the performance by the Executive of his duties hereunder and the financial performance of the Company. The Company shall deduct or cause to be deducted from Executive’s compensation and benefits as set forth in this Section 5 and in Sections 6 and 7, all taxes and amounts required by law to be withheld.

Section 6. Stock or Option Grants. With respect to any grants of capital stock, which shall include grants of options to purchase shares of capital stock of the Company, received by the Executive from the Company, the Executive agrees that the investigation of the tax consequences of such a grant of capital stock or options and the implementation of a plan to provide for such consequences are solely the responsibility of the Executive. The Company shall have no responsibility, legal, financial or otherwise, with regards to any tax consequences of any stock or options granted by the Company to the Executive.

Section 7. Benefits. During the Executive’s employment by the Company, the Executive shall be entitled to participate in or receive benefits under any medical or other employee benefit plan or arrangement generally made available by the Company to its employees, now or in the future, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. Nothing in this Section 7 or elsewhere in this Agreement shall be construed to require the Company to establish any such benefits and/or benefit plans or to prevent the Company from modifying or terminating any such benefits and/or benefit plans, and no action or failure thereof shall affect this Agreement.

Section 8. Insurance Coverage. During the Executive’s employment under this Agreement, the Company shall provide the Executive with insurance protection to the same extent that it makes such protection available to its other employees.

Section 9. Confidential Information. The CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS AND EMPLOYMENT-AT WILL AGREEMENT FOR CONSULTANTS AND EMPLOYEES attached hereto as Exhibit A (the “Confidentiality Agreement”), and all of the obligations, restrictions, including, but not limited to, the non-compete and non-solicitation provisions, are hereby adopted as part of this Agreement.

Section 10. Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.

Section 11. Notices. All notices hereunder shall be in writing and shall be deemed to have been duly given on the date of personal delivery; or on the date of electronic confirmation of receipt, if sent by telecopier; or three (3) days after deposit in the United States mail, if mailed by certified or registered mail, return receipt requested (postage prepaid); or one (1) day after delivery by a reputable overnight courier (delivery charges prepaid), as follows:

If to the Company:	Marchex, Inc.
2101 Fourth Avenue
Suite 1980
Seattle, WA 98121
Telephone No.: 206.774.5000
Facsimile No: 206.774.5049
Attention: General Counsel

Copy to:	Francis J. Feeney, Jr., Esq.
Nixon Peabody, LLP.
101 Federal Street
Boston, MA 02110
Telephone No: (617) 345-6107
Facsimile No: (617) 345-1300

If to the Executive:	Russell C. Horowitz
c/o Marchex, Inc.
Suite 1980
Seattle, WA 98121
Telephone No.: 206.774.5000
Facsimile No. 206.774.5049

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 11.

Section 12. Miscellaneous.

Section 12.01. Modification. This Agreement and the Confidentiality Agreement constitute the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended, revised or waived, except by a writing signed by the parties.

Section 12.02. Assignment and Transfer. This Agreement shall not be terminated by the merger or consolidation of the Company with any corporate or other entity or by the transfer of all or substantially all of the assets of the Company to any other person, corporation, firm or entity. The provisions of this Agreement shall be binding on and shall inure to the benefit of any such successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of the Executive shall be assignable by the Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws.

Section 12.03. Headings. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

Section 12.04 No Conflicting Agreements. The Executive represents and warrants to the Company that (i) there are no restrictions, agreements, or understandings whatsoever to which the Executive is a party which would prevent or make unlawful Executive’s execution of this Agreement or Executive’s employment hereunder, (ii) the execution of this Agreement and Executive’s employment hereunder shall not constitute a breach or violation of any law, contract, agreement or understanding, oral or written, to which Executive is a party or by which Executive is bound, (iii) Executive is free and able to execute this Agreement and to enter into employment with the Company, (iv) Executive has not violated nor is in violation of any law, regulation, rule, order, stipulation or the like relevant to the Company’s business, and (v) this Agreement is Executive’s valid and binding obligation, enforceable in accordance with its terms.

Section 12.05. Governing Law. This Agreement shall be construed under and enforced in accordance with the internal substantive laws of the State of Washington.

Section 12.06 Arbitration. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be exclusively subject to arbitration before the American Arbitration Association in Seattle, Washington, before a single arbitrator in accordance with their then current Commercial Arbitration Rules; provided, however, that disputes with regard to Confidential Information or non-competition provisions shall be excluded from this Section 12.06. Judgment upon any arbitration award may be entered in any court of competent jurisdiction. All parties shall cooperate in the process of arbitration for the purpose of expediting discovery and completing the arbitration proceedings. Nothing contained in this Section 12.06 or elsewhere in this Agreement shall in any way deprive either party of its right to obtain injunctive or other equitable relief in a court of competent jurisdiction.

Section 12.07. Waiver of Breach. The waiver of either party of a breach of any provision of this Agreement, which waiver must be in writing to be effective, shall not operate as or be construed as a waiver of any subsequent breach.

Section 12.08. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as a sealed instrument as of the day and year first above written.

MARCHEX, INC.

By:	/s/ JOHN KEISTER

Name:	John Keister
Title:	Chief Operating Officer

/s/ RUSSELL C. HOROWITZ

Name: Russell C. Horowitz

Exhibit A

CONFIDENTIALITY, ASSIGNMENT OF INVENTIONS AND

EMPLOYMENT-AT WILL AGREEMENT FOR CONSULTANTS AND EMPLOYEES

AGREEMENT made as of                                                  , 2003, by and between Marchex, Inc., a Delaware corporation, with any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and                                          .

NOW, THEREFORE, as a condition of your becoming employed (or your employment being continued) by the Company, or you being retained as a consultant of the Company, and in consideration of your employment or consulting relationship with the Company and your receipt of the compensation now and hereafter paid to you by the Company, you agree to the following:

1. You covenant and agree that all information, whether written, oral or other tangible or intangible forms, which is the property of the Company, including, but not limited to, ideas, concepts, research, industry and product analysis, know-how, techniques, designs, specifications, drawings, blueprints, diagrams, models, samples, flow charts, data, computer programs, computer software, marketing plans, expansion plans, the identity of customers and customer contacts, product development plans, product pricing information, budgets, financial status, results and plans, customer information, customer preferences, personnel information, trade secrets and other technical, financial or business information (collectively, “Confidential Information”), shall be kept secret and confidential at all times during and after the end of the term of your employment or consulting relationship with the Company and shall not be used, or divulged by you, except as is required in the course of your employment or consulting relationship with the Company or as the Company may otherwise expressly authorize in writing.

2. You represent that your performance of all the terms of this Agreement as an employee or consultant of the Company have not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by you, in confidence or trust, prior or subsequent to the commencement of your employment or consulting relationship with the Company. You further represent that you will not disclose to the Company, or induce the Company to use, any inventions, confidential or proprietary information, or material belonging to any previous employer or any other third party.

3. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company’s agreement with such third party.

4. INVENTIONS.

(a) INVENTIONS RETAINED AND LICENSED. You have attached hereto, as Exhibit A, a list describing with specificity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by you prior to the commencement of your employment (collectively referred to as “Prior Inventions”), which belong solely to you or belong to you jointly with another, which relate in any way to any of the Company’s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, you represent that there are no such Prior Inventions. If, in the course of your employment or consulting relationship with the Company, you incorporate into a Company product, process or machine a Prior Invention owned by you or in which you have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b) ASSIGNMENT OF INVENTIONS. You agree to promptly make full written disclosure to the Company, to hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all your right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which you may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which you are employed by or a consultant of the Company (collectively referred to as “Inventions”). You further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by you (solely or jointly with others) within the scope of and during the period of your employment or consulting relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by your salary (if you are an employee) or by such amounts paid to you under any applicable consulting agreement or consulting arrangements (if you are a consultant). In the event that you fail to comply with this Section 4(b), you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead with specific authority to execute, acknowledge, swear to, file, and deliver any and all such instruments that may be necessary or proper to vest such Inventions in the Company.

(c) MAINTENANCE OF RECORDS. You agree to keep and maintain adequate and current written records of all Inventions made by you (solely or jointly with others) during your employment or consulting relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. You agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering and protecting the Company’s business.

(d) PATENT AND COPYRIGHT RIGHTS. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which the Company shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You further agree that your obligation to execute or cause to be executed, when it is in your power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If the Company is unable because of your mental or physical incapacity or unavailability or for any other reason to secure your signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letter patent or copyright registrations thereon with the same legal force and effect as if originally executed by me. You hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which you now or hereafter have for infringement of any and all proprietary rights assigned to the Company.

5. You covenant and agree that all data, reports, software, drawings and other records and written material prepared or compiled by you or furnished to you while in the employ of the Company shall be the sole and exclusive property of the Company.

6. You covenant and agree that during the term of your employment or consulting relationship with the Company, you will not directly or indirectly, invest or engage in any business which is a Competitor of the Company, nor will you accept employment or render services to a Competitor as a director, officer, agent, employee or consultant. A “Competitor” is defined as any person, company or other business entity which is competitive with or engaged in activities similar to the business of the Company. Any exceptions to this policy must be with prior written consent.

7. Since it is anticipated that during the course of your employment with the Company, that you will have extensive access to and become acquainted with Confidential Information, and the disclosure of the foregoing to existing or potential Competitors of the Company would place the Company at a serious competitive disadvantage and do serious damage, financial or otherwise, to the Company’s business, or if you were to work for a competitive business, it would cause the Company irreparable harm, you covenant and agree that for a period of twelve (12) months commencing immediately after the termination of your employment for any reason (the “Non-Compete Period”), you will not, without the express written consent of the company, enter into the employment of, act as a consultant to, or perform any services for any Competitor.

8. In consideration of both your salary as well as the wide access the Company grants you to review and become familiar with the Company’s business, including Confidential Information, you hereby covenant and agree as part of and ancillary to this Agreement, that in the event that your employment or consulting relationship terminates for any reason, for a period of twelve (12) months thereafter (the “Non-Solicitation Period”), you will not, directly or indirectly, either for yourself or through any kind of ownership as a director, agent, employee or consultant, for any other person, firm or corporation, call on, solicit, take away, or cause the loss of clients or customers of the Company on whom you called or with whom you became acquainted during your employment or consulting relationship with the Company.

9. You expressly acknowledge that (i) the covenants set forth in Sections 7 and 8 are reasonable and necessary for the protection of the Company’s Confidential Information and customer and employee relations and (ii) consideration for such covenants has been received by you (in the form of continued employment and salary or amounts paid to you under any applicable consulting agreement or consulting arrangements). You also acknowledge that the enforcement of the covenants contained in Sections 7 and 8 will not deprive you of the ability to earn a livelihood. If any provision of Sections 7 and 8 is held unenforceable by a court of competent jurisdiction, the remaining provisions shall be enforced. In the event a court of competent jurisdiction determines that any covenant contained in Sections 7 and 8 is in any respect overbroad or unreasonable, such provision shall be given effect to the maximum extent possible by narrowing or enforcing in part such provision.

10. While in the employ of the Company and thereafter, you further agree not to, directly or indirectly, solicit, entice, persuade or induce any employee or consultant of the Company to leave the employ of the Company or to become employed by or to enter into contractual relations with a Competitor or any other company; nor shall you assist in the taking of any such actions by any third party; nor shall you directly or indirectly hire or participate in the hiring of any employee or consultant of the Company.

11. (a) You acknowledge and agree that a breach by you of any provision of this Agreement would cause the Company irreparable injury and damage and therefore, you agree that in the event of a breach by you of any provision of this Agreement, the Company shall be entitled, in addition to any other rights or remedies, to injunctive or other equitable relief, without the posting of any bond or security or proving actual damages, because you acknowledge and agree that money damages would be an inadequate and insufficient remedy.

(b) You agree to pay all costs and expenses, including attorneys’ fees, incurred by the Company in enforcing the covenants contained in this Agreement if the Company is successful in so doing. Further, in the event of your violation of any of such covenants, the term of any such covenant shall be automatically extended for a period equal to the period of such violation.

12. Upon termination of your employment or consulting relationship for any reason whatsoever, or whenever requested by the Company, you agree within five (5) days of any such request to return all of the Confidential Information or any other property of the Company in your possession or custody or at your disposal, which you obtained or have been furnished, without retaining any copies thereof.

13. You agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

14. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Washington without regard to its conflicts of laws principles. The federal and state courts of the State of Washington shall be the exclusive forum for any legal action brought by the Employee which relates in any way to this Agreement.

15. You agree to inform any new employer, prior to accepting any such new employment, of the existence and terms of this Agreement and to provide such new employer with a copy of this Agreement. You also agree that the Company may notify any person, company or other business entity which the Company believes has hired or may hire you, of the existence and terms of this Agreement; the Company may also furnish a copy of this Agreement to any such person, company or other business entity.

16. Inasmuch as you can terminate your employment or consulting relationship with the Company at any time and for any or no reason, the Company can terminate your employment or consulting relationship at any time and for any or no reason. You understand that the Company subscribes to the policy of “employment at will” and that continued employment with the Company is at the sole and exclusive option of the Company. No promises or guarantees of permanent or specific term employment will be made to you, by anyone; nor will such purported promises or guarantees, if made, ever be binding on the Company or enforced by you.

17. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings relative to such subject matter. This Agreement may only be amended or modified by an instrument in writing, signed by both of the parties hereto.

18. The provisions of this Agreement shall survive the termination of your employment or consulting relationship with the Company and the assignment of this Agreement by the Company to any successor in interest or other assignment.

19. You acknowledge that, in executing this Agreement, you have had the opportunity to seek the advice of independent legal counsel, and you have read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting or preparation hereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

Name:

Marchex, Inc.

By:

Name: Ethan A. Caldwell
Title: General Counsel

EXHIBIT A

Prior Inventions: